UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2019

GENEREX BIOTECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

10102 USA Today Way, Miramar, Florida	33025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02. Unregistered Sales of Equity Securities.

On January 24, 2018, Generex Biotechnology Corporation (the “Company”) entered into Securities Purchase Agreements with 3 investors pursuant to which the Company agreed to sell and sold convertible notes bearing interest at 10% per annum (the “Notes”) in the aggregate principal amount of $2,110,000. The purchase price of the Notes was $2,010,000 and the remaining $100,000 of principal amount represents original issue discount. Pursuant to the Securities Purchase Agreements, the Company also sold to the Investors warrants to purchase up to an aggregate 120,570 shares of common stock.

Subject to certain ownership limitations, the Notes will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion price determined as follows: the lesser of

•	A price determined as of the date of closing; and
•	70% of the lowest volume weighted average trading price of the common stock on the ten days prior to conversion.

The conversion price of the Notes and the exercise of the warrants will be subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders. The conversion price will also be adjusted if the Company sells or grants any shares of common stock or securities convertible into, or rights to acquire, common stock at an effective price per share that is lower than the then conversion price, except in the event of certain exempt issuances. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the holders of convertible preferred stock will be entitled to receive, upon conversion of their shares, any securities or other consideration received by the holders of the Company’s common stock pursuant to the fundamental transaction.

The Company is subject to significant cash penalties in the event that the Company fails to timely deliver certificates for shares of common stock issuable upon conversion of Notes (“conversion shares”).

The conversion price of the Notes will be reduced to a lower percentage of the volume weighted average trading price in the event the Company’s stock ceases to be DTC eligible, there is a DTC “chill,” or the Notes cannot be converted into free trading stock within 181 days after issuance of a Note.

The Company is required to file a registration statement with the SEC within 30 days after the closing of the sale of the Notes and have the registration statement become effective within 90 days after closing, or 120 days if the registration statement is subject to a “full review” of the SEC.

Subject to certain ownership limitations, the warrants will be exercisable at any time through the third anniversary of issuance at an exercise price of $3.50 per share of common stock. The exercise price of the warrants and, in some cases, the number of shares issuable upon exercise, are subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders. In addition, the warrant holders will be entitled to receive any securities or rights to acquire securities or property granted or issued by the Company pro rata to the holders of its common stock to the same extent as if such holders had exercised all of their warrants. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the warrant holders will be entitled to receive, upon exercise of their warrants, any securities or other consideration received by the holders of the Company’s common stock pursuant to the fundamental transaction.

The investors will have a pro rata right of first refusal in respect of participation in any private debt or equity financings undertaken by the Company during the 12 months following the closing of the transaction.

The Company has the right to prepay the Notes at a premium within 180 days after issuance. If a Note is prepaid within 90 days, he Company will pay 120% of the principal amount; if a Note is prepaid after 90 days but prior to 180 days, the Company will pay 135% of the principal amount.

The net cash proceeds to the Company from the sale of the Notes, after deducting the finders’ fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, is expected to be approximately $1,875,000. The Company has paid PAG Group, Inc., a consulting fee of $114,000 in connection with these transactions. ..

The Notes, warrants, and the shares of common stock underlying the warrants, were offered privately pursuant to Rule 506 of Regulation D under the Securities Act of 1933. The Company and the investors have entered into a registration rights agreement pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the public resale of the common stock issuable upon conversion of the Note and exercise of the warrants. The Company has agreed to file the registration statement within 30 days after closing and to use its best efforts to have the registration statement declared effective within 120 days after closing. If these deadlines are not met, the Company will be in default of the Notes.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: January 29, 2019	/s/ Joseph Moscato
Joseph Moscato, President and Chief Executive Officer

3